Exhibit 10: Employment Agreement between and James J. Peoples, dated June 30, 2003.

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), dated effective on June 30, 2003, by and between The Peoples Publishing Group, Inc., a Delaware corporation (the "Company"), and James J. Peoples, an individual resident of the State of New Jersey (the "Executive").

                                   WITNESSETH:

         WHEREAS, the Company and the Executive previously entered into an Employment Agreement, dated February 23, 1990 (the "1990 Agreement"), and now desire to amend and restate the 1990 Agreement in its entirety as set forth in this Agreement; and

         WHEREAS, the Company desires to continue the employment of the Executive and the Executive wishes to continue his employment with the Company upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained, the Company and the Executive agree as follows:

         1. Employment. The Executive shall serve as a senior advisor to the Company and the Parent (as defined below), and as such senior advisor, shall advise the Company and the Parent on matters related to their business strategy and growth, and shall have such additional titles as the Executive and the Board of Directors of the Company or the Parent shall from time to time agree; and the Executive accepts such employment and agrees to perform services for the Company and its Affiliates in accordance with the requirements of such positions, for the period and upon the other terms and conditions set forth in this Agreement. The Executive shall be nominated for election as a director of the Company and the Parent by the Company's and the Parent's stockholders at each annual or special meeting where directors are elected during the term of this Agreement. Subject to the provisions of a certain Voting Agreement between the Executive, the Parent and School Power Limited Partnership, dated on or about the date hereof, as long as the Executive continues to serve as a director of the Company and the Parent from the date hereof through August 1, 2005, the Executive shall also be elected as the Chairman of the Board during such period. The term "Affiliate" as used in this Agreement shall mean any subsidiary or parent corporation of the Company and any other corporation under common control with the Company, including Peoples Educational Holdings, Inc., a Delaware corporation (hereinafter referred to as the "Parent").

         2. Term. Unless terminated at an earlier date in accordance with
Section 8, the term of the Executive's employment hereunder shall commence on the date hereof and continue through July 31, 2008. Each period from August 1 through the July 31 of the immediately succeeding year shall be referred to as a "Contract Year" in this Agreement. Thereafter, the term of this Agreement may be extended upon the mutual written agreement of the Executive and the Company. Notwithstanding the foregoing, the terms of Sections 3.03 (Indemnification),
4.04 (Registration Rights), 5 (Confidential Information), 7 (Non-Competition), 8 (Termination) and 9 (Miscellaneous) shall survive the expiration or termination of this Agreement (whether such expiration or termination occurs as a result of the expiration of the term as provided herein, by mutual agreement, as a result of the Executive's resignation, termination by the Company with or without cause, or any other reason), and continue in full force and effect in accordance with their terms.

          3. Position and Duties.

                  3.01 Service with Company. During the term of this Agreement, the Executive shall perform such duties for the Company and its Affiliates as are consistent with Section 1.

                  3.02 Performance of Duties. The Executive shall serve the Company and its Affiliates faithfully and to the best of his ability, and devote such percentage of his time, attention and efforts to the business and affairs of the Company and its Affiliates as is set forth in Section 4.01 during normal business hours (and outside normal business hours as reasonably required) during the term of this Agreement, provided, however, that subject to the Executive's compliance with Section 7(a), the Executive may serve as a member of the board of directors of a corporation or other organization, including an educational company, upon the approval of the Company, which approval shall not be unreasonably withheld.

                  3.03 Indemnification. Each of the Parent and the Company shall, to the fullest extent permitted under the applicable provisions of Delaware law, the Company's or the Parent's certificate of incorporation and by-laws, and terms of any directors and officers liability insurance policy maintained by the Company or the Parent, indemnify and hold harmless the Executive against any costs or expenses, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to occur during the period of the Executive's employment under this Agreement or otherwise (including, without limitation, acts or omissions in connection with the Executive serving as an officer, director or other fiduciary in any entity if such service was at the request or for the benefit of the Company).

                  4. Compensation.

                  4.01 Base Salary and Vacation. As compensation for all services to be rendered by the Executive under this Agreement, for each Contract Year during the term of this Agreement, the Company shall pay to the Executive such salary as is set in the table below, which salary shall be paid in accordance with the Company's normal payroll procedures and policies. In each such Contract Year, the Executive shall devote such minimum weekly hours of his time, attention and efforts as is set forth in the table below to the business and affairs of the Company and its Affiliates during normal business hours (and outside normal business hours as reasonably required). In addition, in each such Contract Year, the Executive shall be entitled to take such maximum number of weeks in vacation time as is set forth in the table below.

CONTRACT YEAR ENDING         SALARY         HOURS PER WEEK**  VACATION WEEKS
TIME

7/31/03*                   $140,000               35                10
7/31/04                    $120,000               30                10
7/31/05                    $100,000               30                12
7/31/06                    $ 30,000               10                12
7/31/07                    $ 30,000               10                12
7/31/08                    $ 30,000               10                12

* Pro rated based on the partial year from the date hereof through 7/31/03.
** If the Executive would be required to work more hours per week than what is listed in this column in order for the Executive to be eligible to participate in the Company's medical plans, the Executive has the option, but not the obligation, to work for such increased number of hours hereunder to retain his eligibility. If the Executive chooses to do so, however, the amount of salary and the number of vacation weeks listed in this table shall not be increased.

                  Alternatively, at any time, and from time to time, during the last three Contract Years of this Agreement, the Board of Directors of the Company or Parent may ask the Executive to take a substantial, more focused senior advisor role (the "AP Senior Advisor") in the development and business of the Company's Advanced Placement Division in addition to the general senior advisor duties described in Section 1 of this Agreement. If the Executive agrees to take on such AP senior Advisor role, the Executive shall devote such minimum weekly hours of his time, attention and efforts as is set forth in the table below to the business and affairs of the Company and its Affiliates, including the AP senior Advisor role, during normal business hours (and outside normal business hours as reasonably required). In addition, in each such Contract Year, the Executive shall be entitled to take such maximum number of weeks in vacation time as is set forth in the table below. The Board shall, in its discretion, determine the period or periods of time during which the Executive will be asked to serve in the AP Senior Advisor role during the last three Contract Years. During periods in which the Executive does not so serve, the Executive's salary, hours per week and vacation time shall be as set forth in the table immediately above.

CONTRACT YEAR ENDING         SALARY           HOURS PER WEEK             VACATION WEEKS
TIME

7/31/06                    $  90,000                 30                         12
7/31/07                    $  90,000                 30                         12
7/31/08                    $  90,000                 30                         12

                  4.02 Incentive Compensation. In addition to the base salary and vacation described in Section 4.01, the Executive shall be eligible to receive a fixed percentage, as indicated in the table below, of the cash incentive compensation payable to the Company's Chief Executive Officer ("CEO")for each calendar year during the term of this Agreement pursuant to the then current CEO Incentive Plan (the "CEO Plan").

                  If the Executive's employment is terminated pursuant to Sections 8.01(a)(iii) or 8.01(a)(iv) hereof, or if the Executive voluntarily resigns, no bonus shall be payable for any annual or quarterly periods which have not ended prior to such termination or resignation occurred. If the Executive's employment is terminated pursuant to Sections 8.01(a)(i) or 8.01(a)(ii), the Company shall pay the Executive a pro rated bonus, calculated based on the number of days worked during the applicable period up through the date of termination, for the year or quarter (if applicable) in which such termination occurred, payable promptly after the Company's and its Affiliates' financial statements (audited in the case of an annual bonus) for the year or quarter, as applicable, in which the termination occurred become available. If the Executive's employment is terminated pursuant to Section 8.01(b), the Company shall pay the Executive all bonuses payable under this Agreement through July 31, 2008 as if the termination had not occurred, payable promptly after the Company's and its Affiliates' financial statements (audited in the case of an annual bonus) for the year or quarter, as applicable, in which the termination occurred become available.

                                PERCENTAGE OF
CALENDAR YEAR                   CEO BONUS

2003                                40%
2004                                30%
2005                                10%
2006                                10%
2007                                10%
2008 (stub)                          5%

         In the event that the position of the CEO is vacant for any reason, the most recent CEO Plan that was in effect shall continue to be in effect for the sole purpose of determining the Executive's incentive compensation under this
Section 4.02 until a new CEO incentive plan shall have been approved by the Board of Directors of the Company for a new CEO.

                  4.03 Participation in Benefit Plans. The Executive shall also be entitled to participate in all employee benefit plans or programs (except vacation plans or programs which are governed specifically under Section 4.01 of this Agreement) established by the Company's or the Parent's Boards of Directors from time to time to the extent that his position, title, tenure, salary, age, health and other qualifications make him eligible to participate, and at all times at a level which is commensurate with the Company's and the Parent's other senior executives similarly situated. The Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto. Without limiting the generality of the foregoing, the Executive shall be provided with medical, disability, dental, and life insurance coverage to the extent it is available at a reasonable cost from reputable insurers. The Company shall pay 100% of the Executive's individual and family medical insurance coverage. In addition, the Company shall continue to pay for the current $180,000 term life insurance policy on the Executive.

                  4.04 Registration Rights. The Company and the Parent acknowledge that the Executive is entitled to certain registration rights with respect to the shares of common stock of Parent owed by the Executive, all in accordance with the terms and conditions of the Stock Purchase Agreement, dated August 24, 1993, by and among the Company, Cherry Tree Ventures III, the Executive, Diane M. Miller and John C. Bergstrom.

                  4.05 Expenses; Auto Allowance. The Company shall pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses (including tolls and parking, but specifically excluding purchases of gas, repairs, maintenance and insurance) incurred by him in the performance of his duties under this Agreement, subject to the Company's normal policies for expense verification, and shall also pay the Executive an auto allowance of $600 per month.

                  4.06 Payments Through Term of the Agreement. Except as otherwise provided in this Agreement, the Executive's base, incentive compensation, and benefits pursuant to Sections 4.01, 4.02, 4.03 and 4.05 above shall not be decreased by the Company for any reason during the term of this Agreement.

         5. Confidential Information. Except as permitted or directed by the Company's Board of Directors, during the term of this Agreement and for a period of one year thereafter the Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of the business of the Company or any of its Affiliates) any confidential or secret knowledge or information of the Company or any of its Affiliates which the Executive has acquired or become acquainted with or shall acquire or become acquainted with prior to the termination of the period of his employment by the Company (including employment by the Company or any of its Affiliates), whether developed by himself or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, plans, devices or material (whether or not patented or patentable), financial results or condition, business plans or projections directly or indirectly useful in any aspect of the business of the Company or any of its Affiliates, any confidential customer lists or printer or supplier lists of the Company or any of its Affiliates, any author or freelance employee lists of the Company or any of its Affiliates, any confidential or secret development or research work of the Company or any of its Affiliates, any lists of potential investors or acquisitions contemplated by the Company or any of its Affiliates, any plans, proposals or strategies of the Company or its Affiliates to expand, merge or engage in a business combination or relationship, or any other confidential or secret aspects of the business of the Company or any of its Affiliates. The Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company and its Affiliates, as the case may be, acquired at great time and expense by the Company, its predecessors and its Affiliates, as the case may be, and that any disclosures or other use of such knowledge or information other than for the sole benefit of the Company or any of its Affiliates would be wrongful and would cause irreparable harm to the Company and its Affiliates, as the case may be. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now public or which subsequently becomes publicly known, other than as a direct or indirect result of the breach of this Agreement by the Executive, and to any disclosures required by law.

         6. Ventures. If, during the term of this Agreement, the Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company or any of its Affiliates and a third party or parties, all rights in the project, program or venture, to the extent that such rights may be claimed by the Executive or the Company or any of its Affiliates, shall belong to the Company or its Affiliates, as the case may be. Except as approved by the Company's Board of Directors, the Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the compensation to be paid to the Executive as provided in this Agreement.

         7. Non-Competition.

                  (a) During the term of the Executive's employment by the Company pursuant to this Agreement, and for twelve (12) months following termination, he shall not, directly or indirectly, engage in competition with the Company or any of its Affiliates in any manner or capacity (e.g., as an adviser, consultant, principal, agent, partner, officer, director, stockholder, employee, or otherwise) in, or involving, the Test Preparation Market (as defined below), the Advanced Placement Market (as defined below), the Supplemental Market (as defined below), or any other significant new line of business which the Company or its Affiliates may pursue during the term of this Agreement.

                  "Test Preparation Market" shall mean the market consisting of the following test preparation materials intended for public and private elementary and secondary school students, whether such materials are in written, electronic, or any other media now existing or hereafter developed, including the Internet (but excluding all magazines; whether in written, electronic or any other media):

                    (i) generic test-taking training and materials, including practice tests, teaching to standardized national and state tests;

                    (ii) drill and practice materials on state-specific tests, including practice tests; and

                    (iii) instructional material lessons for students on the new state curriculum standards with practice on state-mandated tests as an integral part of the lessons.

         In addition, the Test Preparation Market shall also include teacher training for the materials and tests set forth in subsections (i) -- (iii) above in any form, including, but not limited to, consulting, instruction, or teacher training materials.

         The "Advanced Placement Market" shall mean the market consisting of high school and post-secondary instructional products, whether such products are in written, electronic, or any other media now existing or hereafter developed (including the Internet; but excluding all magazines, whether in written, electronic or any other media), that are used in an Advanced Placement or college prep instructional environment, through grade 12, and that are designed to help students and teachers meet the requirements for the various Advanced Placement course of studies as prescribed by the College Board. In addition, the Advance Placement Market shall also include teacher training for the materials set forth above in any form, including, but not limited to, consulting, instruction, or teacher training materials.

         The "Supplemental Market" shall mean the market consisting of pre-K-12 instructional products that contain lessons, practice or examples intended to teach or promote the learning of national or state curriculum standards, whether such materials are in written, electronic, or any other media now existing or hereafter developed (including the Internet; but excluding all magazines, whether in written, electronic or any other media), that are used in private or public schools and intended for student or teacher use with students and consisting of a wide array of educational materials that support or supplement basal textbooks and other core curriculum areas. These materials include, but are not limited to, workbooks and worktexts in paper or case, manipulatives, CD's, videos, film, software, and products designed to provide web-based instruction using the internet. In addition, the Supplemental Market shall also include teacher training for the materials set forth above in any form, including, but not limited to, consulting, instruction, or teacher training materials.

         Notwithstanding the foregoing, if the Executive voluntarily resigns prior to the end of the term of this Agreement, the Executive shall be bound by this noncompetition covenant until July 31, 2008 and the Company shall be obligated to pay the Executive, in lieu of the amounts provided in Section 7(f), the amount of $15,000 per year. The Company may, upon 30 days' written notice to the Executive, terminate its obligation to make such payments to the Executive and, in such event, this noncompetition covenant shall terminate as of the end of such 30-day period. The Executive shall not be entitled to any of the payments or benefits set forth in Sections 4.01, 4.02, 4.03 and 4.05 during the period during which the Company pays the Executive as provided in this paragraph.

                  (b) The obligations of the Executive under Section 7(a) shall apply to a territory consisting of the entire United States.

                  (c) During the term of this Agreement and for a period of twelve (12) months following the termination of the Executive's employment hereunder, the Executive will not, on behalf of himself or on behalf of any other person, firm or corporation, (i) call on any of the customers or identified customer prospects of the Company or any of its Affiliates, for the purpose of soliciting or providing to any said customers or prospective customers any products or services competitive to the products and services of the Company or any of its Affiliates, nor will he in any way divert or take away any customer of the Company or its Affiliates; or (ii) call on any investor or acquisition/merger candidate identified by the Company or its Affiliates, whether pursuant to this Agreement or otherwise.

                  (d) During the term of this Agreement, the Executive shall not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by the Executive, either directly or indirectly; and in particular the Executive shall not, directly or indirectly, induce any employee of the Company or any of its Affiliates to carry out, directly or indirectly, any such activity.

                  (e) During the term of this Agreement and for a period of twelve (12) months following the termination of the Executive's employment hereunder, the Executive will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person, firm or corporation that they employ or solicit for employment or contract/consulting relationship any employee, consultant, independent contractor or sales representative of the Company or any of its Affiliates.

                  (f) Except as expressly set forth in this Section 7(f) or
Article 8, during the term of this noncompetition covenant which follows the termination of the Executive's employment by the Company, the Company shall pay to the Executive, as consideration for such covenant, an amount equal to 60% of the Executive's average annual base salary in the Contract Year of termination and the immediately preceding Contract Year, which amount shall be payable to the Executive on a monthly basis in advance. However, if the Executive becomes employed with another corporation or entity or as a sole proprietor during the term of his noncompetition covenant which follows the termination of the Executive's employment by the Company, the Company shall only be obligated to pay to the Executive, as consideration for such covenant, an amount equal to 30% of the Executive's annual base salary at the time of termination of employment, which amount shall be payable to the Executive on a monthly basis. In either case, the Company may, upon 30 days' written notice to the Executive, terminate its obligation to make such payments to the Executive and, in such event, this noncompetition covenant shall terminate as of the end of such 30-day period. The Executive shall not be entitled to any of the payments or benefits set forth in Sections 4.01, 4.02, 4.03 and 4.05 during the period during which the Company pays the Executive as provided in this Section 7(f).

                  (g) Ownership by the Executive, as a passive investment, of less than five percent (5%) of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this Section 7.

         8. Termination.

                  8.01  Termination.

                  (a) This Agreement shall terminate prior to the expiration of the initial term set forth in Section 2 or of any extension thereof and neither the Company nor any of its Affiliates shall be obligated to make any further payments or to provide any benefits (except up to the date of termination) to the Executive in the event that at any time during such initial term or any extension thereof:

                    (i)  Executive shall die, or

                    (ii) Executive shall become disabled in accordance with
                         Section 8.02, or

                    (iii) Executive has breached the provisions of Sections 5 or
                         7 of this Agreement in any material respect, or

                    (iv) Executive is terminated for "cause," which means (A)
                         the Executive's violation of a specific written reasonable direction from the Board of Directors of the Company or the Parent which is in the scope of the Executive's position as set forth in Section 1 of this Agreement; (B) the Executive's failure or refusal to perform duties in accordance with this Agreement; provided, however, no termination shall be for cause under subsection (A) or (B) unless the Executive shall have first received written notice from the Board of Directors of the Company or the Parent advising the Executive of the act or omission that constitutes cause and such act or omission continues after the Executive's receipt of such notice for at least a period of time that would have allowed the Executive to correct such act or omission; (C) an act or acts of personal dishonesty taken by the Executive and intended to result in substantial personal enrichment of the Executive at the expense of the Company or its Affiliates; or (D) the willful engaging by the

                         Executive in illegal conduct that is materially and demonstrably injurious to the Company or its Affiliates. For the purposes of this section, no act, or failure to act, on the Executive's part shall be considered "dishonest," "willful" or "deliberate" unless done, or omitted to be done, by the Executive in bad faith and without reasonable belief that the Executive's action or omission was in, or not opposed to, the best interest of the Company or its Affiliates. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interest of the Company and its Affiliates.

Notwithstanding any termination of this Agreement pursuant to this Section 8.01, the Executive and the Company, in consideration of their respective rights and obligations as set forth in this Agreement, shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations upon or subsequent to the termination of the Executive's employment. No act or omission shall be used as a basis for an allegation of "cause" for termination if such act or omission is not specified as "cause" for termination in a written notice by the Company within two hundred (200) days of the date the Company first has knowledge of such act or omission (excluding for this purpose knowledge of the Company existing solely as a result of attribution to the Company of knowledge of the Executive and also excluding any on-going and continuous course of conduct by the Executive).

                  (b) The Company shall not have the right to terminate this Agreement prior to the expiration of the initial or an extension term of this Agreement for reasons other than set forth in Sections 8.01(a)(i)-(iv). If the Company, in violation of the previous sentence, terminates the Executive prior to the expiration of the initial or an extension term of this Agreement for reasons other than set forth in Sections 8.01(a)(i)-(iv), or if the Executive terminates this Agreement for Good Reason (as defined below), the Company shall pay the Executive his salary, benefits and incentive compensation through July 31, 2008 as set forth in this Agreement as if the termination had not occurred. The Executive shall remain bound by the provisions of Section 7 in accordance with the terms thereof through July 31, 2008, and the Company shall not be obligated to pay the Executive the amounts set forth in 7(f) in consideration therefore.

                  For purposes of this Agreement, "Good Reason" shall mean (A) the Company's material breach of its obligations or undertakings as set forth in this Agreement, (B) the assignment to the Executive of duties materially inconsistent with the Executive's status or position with the Company, or (C) the relocation of the Company's principal executive offices to a location more than seventy miles from Saddle Brook, New Jersey, or the Company requiring the Executive to be based anywhere other than the Company's principal executive offices (except for required travel on the Company's business), provided, however, in each case, that no termination shall be for Good Reason unless the Company shall have first received written notice from the Executive advising the Company of the specific nature of the breach or action that constitutes the basis for the termination for Good Reason by the Executive and such breach or action continues after the Company's receipt of such notice for at least a period of time that would have allowed the Company to correct such breach or action.

                  (c) The Executive may terminate this Agreement and his employment hereunder other than for Good Reason upon 90 days' prior written notice to the Company. If the Executive so resigns prior to the expiration of the term of this Agreement, the Company shall be obligated to pay the Executive his salary and benefits through the date of resignation. Thereafter, no salary, bonus or any other benefits or amounts shall be payable by the Company to the Executive. In the event the Executive resigns, the provisions of Section 7 shall continue to apply.

                  (d) Notwithstanding any other provision of this Agreement, a leave of absence or failure to perform duties due to a physical or mental condition which would, with the passage of time, constitute a "Disability" as defined below shall not constitute a basis for a termination for "cause."

                  8.02 "Disability" Defined. The Board of Directors of the Company may determine that the Executive has become disabled, for the purpose of this Agreement, in the event that the Executive shall fail, because of illness or incapacity, to render services of the character contemplated by this Agreement for a period of 180 consecutive days and on the date of determination continues to be so disabled. The existence or nonexistence of grounds for termination of this Agreement for any reason under Section 8.01(a)(ii) shall be determined in good faith by the Board of Directors after notice in writing given to the Executive at least 30 days prior to such determination. During such 30-day period, the Executive shall be permitted to make a presentation to the Board of Directors for its consideration.

                  8.03 Surrender of Records and Property. Upon termination of his employment with the Company, the Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, manuscripts, publishing proposals from authors or employees, memoranda, notes, notebooks, reports, data, tables, calculations, lists of investors or acquisition/merger candidates, computer files, financial statements or records, budgets or business plans or copies thereof, which are the property of the Company or any of its Affiliates or which relate in any way to the business, products, practices or techniques of the Company or any of its Affiliates, and all other property, trade secrets and confidential information of the Company or any of its Affiliates, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company or any of its Affiliates, which in any of these cases are in his possession or under his control.

9.       Miscellaneous.

                  9.01 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to New Jersey's conflicts of law rules.

                  9.02 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including the 1990 Agreement, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  9.03 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  9.04 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed and delivered by the parties hereto.

                  9.05 Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party. Notwithstanding the foregoing, and subject to the Executive's right to terminate this Agreement pursuant to Section 8.01(b) above, if, during the term of this Agreement, there is a change in control of the Company or the Company is acquired by or merges with another person or entity, this Agreement shall remain in full force and effect and the acquiring person or entity shall, prior to the consummation of such a change in control, acquisition or merger, execute an agreement to continue this Agreement in full force and effect and to be bound by this Agreement or, if the Company shall not be the surviving entity in such change in control, acquisition or merger, the surviving entity shall execute such an agreement

                  9.06 No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waive and shall not constitute a waiver of such term of condition for the future or as to any act other than that specifically waived.

                  9.07 Injunctive Relief. The Executive agrees that it would be difficult to compensate the Company or the Parent fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 5, 7, and 8.03. Accordingly, the Executive specifically agrees that the Company and the Parent shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company and the Parent to claim and recover damages in addition to injunctive relief.

                 9.08 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  9.09 Notices. All notices required or permitted to be made hereunder shall be in writing and either hand-delivered to the party at the addresses hereafter set forth (until and unless changed in accordance with this Section) or sent by Certified or Registered U.S. Mail, return receipt requested, with a copy by ordinary U.S. mail, postage prepaid, to the parties at the addresses hereafter set forth (until and unless changed in accordance with this Section):

                           (a)      if to the Executive:
                                    James J. Peoples
                                    248 Lynn Drive
                                    Franklin Lakes, NJ 07417

                                    with a copy to:
                                    Joseph P. Scorese, Esq.
                                    Harwood Lloyd, LLC
                                    130 Main Street
                                    Hackensack, New Jersey  07601

                           (b)      if to the Company or the Parent:
                                    299 Market Street
                                    Saddle Brook, NJ 07663
                                    Attention:  Brian T. Beckwith

                                    with a copy to:
                                    Robins, Kaplan, Miller & Ciresi L.L.P.
                                    2800 LaSalle Plaza, 800 LaSalle Avenue
                                    Minneapolis, Minnesota  55402
                                    Attention:  Sari KM Laitinen, Esq.

         IN WITNESS WHEREOF, the parties have hereunto set their hands, intending to be legally bound, as of the 30th day of June, 2003.

                                            THE PEOPLES PUBLISHING GROUP, INC.


                                            By:      /s/ Brian T. Beckwith
                                               ---------------------------------
                                               Its:  President and Chief
                                                     Executive Officer


                                                     /s/ James J. Peoples
                                               ---------------------------------
                                                     James J. Peoples

ACCEPTED AND AGREED
this 30th day of June, 2003.

PEOPLES EDUCATIONAL HOLDINGS, INC.



By:  /s/ Brian T. Beckwith
   ------------------------------------------------------
     Its: President and Chief Executive Officer